Exhibit 10.2

February 22, 2017

Mr. Ajay Sabherwal

Chief Financial Officer

FTI Consulting, Inc.

1101 K Street NW

Washington, DC 20005

Dear Ajay:

On July 5, 2016, you entered into an employment letter (the “Employment Letter”) with FTI Consulting, Inc. (the “Company”). The Company desires to amend certain terms of the Employment Letter (the “Amendment”) effective upon your execution and delivery of this Amendment to the Company, in consideration of the mutual covenants set forth in this Amendment and in the Employment Letter, as follows:

1.	Paragraph 9 of the Employment Letter is hereby amended by adding new clause (d) to read in its entirety as follows:

“(d) Termination In the Event of Death or Disability. In addition to the Accrued Compensation, in the event that your employment is terminated due to your death or “Disability” (as hereafter defined); provided, that you (or your estate or representative (in the event of death) or your conservator or guardian (in the event of your disability)), execute and deliver a “Release” to the Company in accordance with Paragraph 9(c) of the Employment Letter, following the date of death or Disability you will be entitled to receive the following payments: (i) the unpaid amount, if any, of your previously earned and unpaid annual incentive bonus based on actual performance results for the applicable performance year, plus (ii) a pro-rated annual incentive bonus for the performance year of termination based on actual performance results for such performance year, determined by multiplying (x) the amount of such annual incentive bonus (if any) which would be due and payable for the full performance year in which such termination occurred had such termination event not occurred, by (y) a fraction, the numerator of which is the number of days from the beginning of the performance year through (and excluding) the date of termination, and the denominator of which is 365, which amount payable pursuant to clauses (i) and/or (ii) (if

Mr. Ajay Sabherwal

February 22, 2017

any) shall be paid in a lump sum in cash when annual incentive bonuses for such performance year are paid to other eligible senior executives of the Company. You will be deemed to be “Disabled” or to have a “Disability” if you are determined to be totally and permanently disability under the Company’s long-term disability insurance plan in which you participate, or if you are unable to substantially perform the customary duties and responsibilities of your employment with the Company for a period of at least 120 days within any 180-day period by reason of a physical or mental incapacity.”

2.	Affirmation. This Amendment is to be read and construed with the Employment Letter as constituting one and the same agreement. Except as specifically modified by this Amendment, all remaining provisions, terms and conditions of the Employment Letter shall remain in full force and effect.

3.	Defined Terms. All terms not herein defined shall have the meanings ascribed to them in the Employment Letter.

4.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Yours truly,

FTI CONSULTING, INC.

/S/ CURTIS LU

Accepted and Agreed:

/S/ AJAY SABHERWAL	Date: March 21, 2017
Ajay Sabherwal